Exhibit 99.1

PRESS RELEASE

INX Announces Credit Agreement Waiver

HOUSTON--(BUSINESS WIRE)--April 30, 2010--INX Inc. (NASDAQ: INXI; the “Company”; or “INX”) today announced that it received a waiver through May 31, 2010 of default under Section 7(b) of the Amended and Restated Credit Agreement dated April 30, 2007 between INX and Castle Pines Capital LLC (“CPC”), whereby the Company is required to provide CPC with its Annual Report on Form 10-K no later than 90 days after the last day of each fiscal year.  Due to the circumstances previously disclosed, the Company was unable to provide its Annual Report on Form 10-K by March 31, 2010. The Company is working diligently on this matter and intends to file its Annual Report on Form 10-K as soon as practicable.

ABOUT INX INC.:

INX Inc. (NASDAQ: INXI) is a leading U.S. provider of IP network communications and data center solutions for enterprise organizations. INX offers a suite of advanced technology solutions focused around the entire life-cycle of enterprise IP network communications and data center infrastructure. Service offerings are centered on the design, implementation and support of network infrastructure, including routing and switching, wireless, security, unified communications, and data center solutions such as storage and server virtualization. Customers include enterprise organizations such as corporations, as well as federal, state and local governmental agencies. Because of its focus, expertise and experience implementing and supporting advanced technology solutions for enterprises, INX is well positioned to deliver superior solutions and services to its customers. Additional information about INX can be found on the Web at www.inxi.com.

CONTACT:

INX Inc.
Brian Fontana
Chief Financial Officer
713-795-2000
Brian.Fontana@INXI.com